Exhibit 99.1

Supreme Industries Reports Strong Net Income in First-Quarter 2016

First-Quarter Net Income Increases 94% to $3.8 Million, Versus $1.9 Million in 2015

Diluted Earnings per Share Doubles to $0.22, Compared with $0.11 in Prior Year

Goshen, Ind. — April 21, 2016 — Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, trolleys and specialty vehicles, today announced improved net income for its first quarter ended March 26, 2016.

Net sales in the first quarter increased 10% to $69.4 million, compared with $63.3 million in the previous year. First-quarter net income increased to $3.8 million, up from $1.9 million in last year’s same period — an increase of 94%. Earnings per diluted share doubled to $0.22, compared with $0.11 in the first quarter of 2015.

Due to ongoing strategic marketing and sales efforts, order backlog at March 26, 2016, increased to $102 million, compared with $98 million at the end of the most recent quarter; and, $94 million at the end of last year’s first quarter.

“With positive momentum continuing in the medium duty work truck sector, 2016 is off to a great start at Supreme,” said Mark Weber, President and Chief Executive Officer. “In addition, our sales and operations teams continue to gain positive momentum, and our financial results reflect the hard work and customer commitment demonstrated by our entire organization.”

Gross margin expanded 375 basis points in the first quarter of 2016 to 21.8% of sales, compared with 18.1% of sales in the first quarter of 2015. Improved overhead utilization from increased volume and a more favorable mix of retail sales as compared with last year, drove the margin improvement. This resulted in gross profit increasing 32.5%, to $15.2 million, up from $11.4 million in the comparable year-ago period.

Operating income improved 86%, to $5.8 million, versus $3.1 million in the first quarter of 2015.

Working capital at March 26, 2016 increased modestly, to $54.9 million, compared with $51.6 million at the end of December 2015, to support higher sales volumes and inventory associated with spring fleet orders. Stockholders’ equity increased to $91.9 million at quarter end, compared with $88.6 million at Dec. 26, 2015. Book value per share grew to $5.49 at March 26, 2016, versus $5.32 at the end of 2015.

Conference Call Information

A conference call will take place tomorrow, April 22, 2016, at 9:00 a.m. ET to review the 2016 first quarter results. To participate in the live call, dial 888-349-0089 (International: 412-902-4296) 10 minutes before the call begins, or at 8:50 a.m. ET. The conference ID is 10084621. The call also will be streamed live and can be accessed at www.supremecorp.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

Supreme Industries, Inc.
2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies, trolleys and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available online at: www.supremecorp.com or www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Investor Relations Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc.
2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	Mar. 26, 2016	Mar. 28, 2015
Net Sales	$69,449,903	$63,295,371
Cost of sales	54,289,246	51,850,345
Gross profit	15,160,657	11,445,026

Selling, general and administrative expenses	9,414,951	8,420,650
Other income	(36,476)	(78,158)
Operating income	5,782,182	3,102,534

Interest expense	182,829	243,415
Income before income taxes	5,599,353	2,859,119

Income tax expense	1,840,000	926,000
Net Income	$3,759,353	$1,933,119
Income per share:
Basic	$0.23	$0.12
Diluted	0.22	0.11
Shares used in the computation of income per share:
Basic	16,682,812	16,569,115
Diluted	17,127,836	16,905,228

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	Mar. 26, 2016	Dec. 26, 2015
Assets
Current assets	$79,071,843	$74,933,534
Property, plant and equipment, net	45,789,560	46,186,364
Other assets	533,585	609,815
Total assets	$125,394,988	$121,729,713

Liabilities
Current liabilities	$24,129,020	$23,335,811
Long-term liabilities	9,361,153	9,805,473
Total liabilities	33,490,173	33,141,284
Total stockholders’ equity	91,904,815	88,588,429
Total liabilities and stockholders’ equity	$125,394,988	$121,729,713

Supreme Industries, Inc.
2581 East Kercher Road • PO Box 463 • Goshen, IN 46527